Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

OYSTER POINT PHARMA, INC.

Oyster Point Pharma, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Oyster Point Pharma, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 2015.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Oyster Point Pharma, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Jeffrey Nau, a duly authorized officer of the Corporation, on February 13, 2019.

/s/ Jeffrey Nau
Jeffrey Nau,
President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Oyster Point Pharma, Inc.

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 97,207,638 consisting of 57,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 40,207,638 shares of Preferred Stock, $0.001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 21,562,891 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 18,644,747 shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Conversion Price” shall initially mean $2.00 per share for the Series A Preferred Stock and $4.988 per share for the Series B Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Preferred Stock or Common Stock.

(c) “Corporation” shall mean Oyster Point Pharma, Inc.

(d) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of (a) dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or (b) the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase and (ii) any other repurchase or redemption of capital stock of the Corporation approved by a majority of the Board of Directors, including the approval of a majority of the Preferred Directors (as defined below).

(e) “Dividend Rate” shall mean an annual rate of $0.16 per share for the Series A Preferred and an annual rate of $0.40 per share for the Series B Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f) “Liquidation Preference” shall mean $2.00 per share for the Series A Preferred Stock and $4.988 per share for the Series B Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h) “Original Issue Price” shall mean $2.00 per share for the Series A Preferred Stock and $4.988 per share for the Series B Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i) “Preferred Stock” shall mean the Series A Preferred Stock and Series B Preferred Stock.

(j) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.

(a) Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared.

(b) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid on a pro rata, pari passu basis among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, including the approval of a majority of the Preferred Directors.

(d) Waiver of Dividends. Any dividend preference of the Preferred Stock may be waived, in whole or in part, by the consent or vote of the Requisite Preferred Holder Approval (as defined below).

(e) Consent to Certain Distributions. In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in

Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation.

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any Liquidation (as defined below):

(i) the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i).

(ii) after the payment or setting aside of payment to the holders of Series B Preferred Stock of the full amounts specified in Section 3(a)(i), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(ii), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(ii).

(b) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d) Deemed Conversion. Notwithstanding the foregoing, upon any Liquidation, then each holder of Preferred Stock shall be entitled to receive, for each share of a series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(a) (without giving effect to this Section 3(d)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation, dissolution or winding up of the Corporation with respect to such shares if such shares had been converted to Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation, giving effect to this Section 3(d) with respect to any such series of Preferred Stock simultaneously.

(e) Reorganization. For purposes of this Section 3, unless the Requisite Preferred Holder Approval elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any of the following events, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for bona fide capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each of the events referred to in (i) through (iii) are referred to herein as a “Liquidation”). Notwithstanding the foregoing, none of the following events shall be deemed to be a Liquidation: (X) a consolidation with a wholly-owned subsidiary, (Y) a merger effected exclusively to change the domicile of the Corporation, or (Z) a bona fide equity financing of the Corporation.

(f) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors (including at least a majority of the Preferred Directors), except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 3(f), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(g) Allocation of Escrow. In the event of a Liquidation, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement for such transaction shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 3 as if the Initial Consideration were the only consideration payable in connection with such Liquidation and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 3 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series then-in-effect. The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $7.482 (as adjusted for Recapitalizations) and the aggregate gross proceeds to the Corporation are not less than $50,000,000 (before deduction of underwriters’ commissions and expenses) (the “Qualified Public Offering”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least seventy-five percent (75%) of the Preferred Stock then outstanding voting together as a single class (the “Requisite Preferred Holder Approval”) (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation (if requested by the Corporation) to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an

Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except for a conversion in connection with an Automatic Conversion Event as set forth in the preceding paragraph), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of (which are referred to as “Exempted Securities”):

(1) shares of Common Stock issued upon the conversion of the Preferred Stock;

(2) shares of Common Stock and/or options sold or reserved for issuance to employees, officers, directors, consultants or other service providers of the Corporation pursuant to stock purchase or stock option plans or agreements or other incentive stock arrangements in each case approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(3) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation;

(4) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4(e), 4(f), 4(g) or 4(h) hereof;

(5) shares of Common Stock issued or issuable in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

(6) securities issued to leasing companies, landlords, company advisors, lenders and other providers of goods and services to the Corporation, in each case approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(7) securities issued to entities in connection with joint ventures, development projections, acquisitions or other strategic transactions, in each case approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(8) shares of Common Stock issued in connection with any settlement of any action, suit, proceeding or litigation, provided that such issuance is approved by the Board of Directors; and

(9) any other shares of Common Stock issued or issuable, provided that holders of a majority of the series of affected shares expressly designate such issuance as being excluded from the definition of Additional Shares of Common hereunder.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f), 4(g) and 4(h) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received (or deemed received) by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued (or deemed issued). Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate; provided that any such reduction, regardless of amount, shall be made immediately prior to the conversion of any shares of Preferred Stock. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, including the approval of a majority of the Preferred Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors, including the approval of a majority of the Preferred Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustment for Common Stock Dividends and Distributions. If the Corporation, at any time or from time to time after the date of filing of this Amended and Restated Certificate of Incorporation, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, in each such event the Conversion Price then in effect for each series of Preferred Stock shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect for such series of Preferred Stock by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issues or the close of business on such record date and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(g) to reflect the actual payment of such dividend or distribution.

(h) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by Recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(j) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of a series of Preferred Stock may be waived by the consent or vote of the holders of a majority of such series of Preferred Stock, voting together as a separate class, either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(k) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least ten (10) days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(1) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Stock, Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Series B Preferred Stock and Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock and Series A Preferred Stock held by such holder could be converted as of the record date fixed for a stockholders meeting or the effective date of a written consent. The holders of shares of the Series B Preferred Stock and Series A Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote and may act by written consent in the same manner as the Common Stock. Holders of Series B Preferred Stock and A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock and Series A Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Election of Directors. So long as any shares of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock shall be entitled to elect two members of the Corporation’s Board of Directors (each a “Series B Preferred Director”). So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (each a “Series A Preferred Director” and together with the Series B Preferred Directors, the “Preferred Directors”). The holders of Common Stock, voting as a separate class, shall be entitled to elect two members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Common Directors”). The remaining member of the Corporation’s Board of Directors shall be elected by the holders of a majority of the Common Stock and the Preferred Stock, voting as a single class and on an as-converted basis (the “Independent Director”).

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by (in addition to any vote of the holders of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) an affirmative vote of the holders of a majority of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation, voting together as a single class and on an as-converted basis, entitled to vote irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law and without a separate class vote of the holders of Common Stock.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Amendments and Changes.

(a) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the Requisite Preferred Holder Approval, voting as a single class and on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation;

(ii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or Common Stock or any series thereof;

(iii) authorize or create (by reclassification, merger or otherwise) or issue or obligate itself to issue any new class or series of equity security (including any debt or equity security convertible into or exercisable for any equity security) having rights, preferences or privileges senior to or on a parity with the Preferred Stock, including in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(iv) enter into any agreement by the Corporation or its stockholders regarding (a) an asset transfer, license or intellectual property out of the ordinary course of business, (b) an acquisition of stock or all or substantially all of the assets of another entity or (c) any transaction or series of related transactions deemed to be a Liquidation;

(v) increase or decrease the authorized size of the Board of Directors or change the method of selecting members of the Board of Directors;

(vi) declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation;

(vii) voluntarily dissolve or liquidate the Corporation or authorize any reclassification of recapitalization of the outstanding shares of Preferred Stock or Common Stock or any series thereof;

(viii) authorize any borrowings, loans or guarantees in excess of $500,000, unless approved by the Board of Directors, including the approval of at least a majority of the Preferred Directors;

(ix) authorize the Corporation to enter into or amend any transaction or arrangement with (x) any officer or director of the Company or (y) any firm or corporation in which an officer or director of the Corporation (A) has any direct or indirect ownership interest in or (B) in which an officer or director otherwise has an affiliation with or a business relationship in (each such transaction, an “Interested Party Transaction”), unless such Interested Party Transaction has been approved by a majority of the Board of Directors (including a majority of the directors that are not interested parties); or

(x) authorize the redemption or repurchase of the capital stock of the Corporation other than repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase.

(b) So long as at least twenty-five percent (25%) of the shares of a series of Preferred Stock originally issued remain outstanding (as adjusted for Recapitalizations), the Corporation shall not, without first obtaining the approval of the majority of the outstanding shares of such series of Preferred Stock, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect (i) either directly or indirectly by amendment, merger, consolidation, or otherwise, effect any amendment, alteration, or repeal of any provision of the certificate of incorporation of the Corporation or the Corporation’s bylaws that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of such series of Preferred Stock adversely and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-a-vis other series of Preferred Stock) or (ii) increase the authorized number of such series of Preferred Stock.

7. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

8. Redemption. The shares of Preferred Stock shall not be redeemable at the option of the holder thereof.

9. Reissuance of Shares. Shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be cancelled and shall not be issuable by the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. The Corporation shall have the power to indemnify (and advance expenses to), to the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any member of the Board of Directors of the Corporation (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member or employee of a Fund. A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board of Directors of the Corporation) that may be an opportunity of interest for both the Corporation and the Fund. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.